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                                                                       EXHIBIT 5
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    [LETTERHEAD OF AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. APPEARS HERE]

                               December 24, 1998

Prentiss Properties Trust
3890 West Northwest Highway, Suite 400
Dallas, Texas  75220


     Re:  Prentiss Properties Trust
          Registration Statement on Form S-3


Ladies and Gentlemen:

     We have acted as counsel to Prentiss Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended, relating to the issuance from time to time of up to an aggregate of 524,180 common shares of beneficial interest of the Company, par value $0.01 per share (the "Common Shares"), that may be issued to certain holders of 524,180 units of limited partnership interest (the "Partnership Units") in Prentiss Properties Acquisition Partners, L.P. (the "Operating Partnership") in exchange for and upon the tendering for redemption of the Partnership Units by Peter O. Hausmann, Henry C. Gulbrandsen, Jr., Timothy J. Weber and Steven A. Stattner.

     We have, as counsel, examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In addition, we have assumed that the Common Shares will be issued for at least the par value thereof. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

Prentiss Properties Trust
December 24, 1998
Page 2


     Based upon such examination and representations, we advise you that, in our opinion, the Common Shares have been duly authorized and, upon issuance in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, such Common Shares will be (assuming that upon any such issuance the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Amended and Restated Declaration of Trust of the Company) validly issued, fully paid and nonassessable.

     In rendering the foregoing opinion, we have relied solely upon the opinion of Ballard Spahr Andrews and Ingersoll, LLP with respect to matters of Maryland law, and our opinions are subject to the same assumptions, qualifications, and limitations as those set forth in their opinion.

     We consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein.


                             Very truly yours,

                             /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
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                                 AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.